CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 6 to Registration Statement No. 333-148224 of Lincoln Benefit Life Variable Life Account ("the Account") on Form N-6 of our report dated February 28, 2014, relating to the financial statements and the related financial statement schedules of Lincoln Benefit Life Company, and to the use of our report dated March 28, 2014 relating to the financial statements of the sub-accounts of the Account, appearing in the Statement of Additional Information, which is part of the Registration Statement, and to such references to us under the heading "Experts" in such Statement of Additional Information.

/s/ Deloitte & Touche LLP

Chicago, Illinois
April 24, 2014